EXHIBIT 99.1

Hooker Furniture Reports Strong Operating Profitability Performance for First Quarter

MARTINSVILLE, Va., June 4, 2015 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported consolidated net sales of $61 million and net income of $3.5 million, or $0.32 per diluted share, for its 13 week fiscal quarter ended May 3, 2015.

Net income increased 23.8%, or $668,000 on essentially flat sales.

Earnings per share increased to $0.32 per share compared to $0.26 in the prior year quarter.

Consolidated operating income increased nearly $1 million, or 23.6%, over the prior year quarter, driven by upholstery segment improvements. The upholstery segment, including Sam Moore, Bradington-Young and Hooker Upholstery, improved operating profitability by $916,000 year-over-year on the strength of cost reductions and increased manufacturing efficiencies.

"We're pleased with our ability to deliver a solid quarter and grow profits more than 20% in spite of flat demand and inconsistent retail conditions around the country during the period," said Paul B. Toms Jr., chairman and chief executive officer. "The significant operating income improvement in our domestic upholstery operations, especially at Sam Moore, was a highlight of the quarter," he said.

"In addition, we're gratified the casegoods segment built on last year's performance by again generating an operating profit margin of over 10% this quarter, and we believe we can continue to make incremental improvements as we move forward." The solid casegoods margins were driven by lower discounting and quality-related costs, he added.

On the sales side, Toms affirmed that "Revenues were somewhat deflated in the quarter due to late deliveries of several key October 2014 Furniture Market casegoods introductions. These product collections are being delivered to retail stores presently, with the shipments recorded in the early part of the second fiscal quarter," he said.

Consolidated gross profit increased 4.9%, or $765,000, over the prior year quarter primarily due to upholstery segment gross profit improvement.

At the end of the quarter, Sam Moore's Bedford, Va. operations went live on the conversion of its Enterprise Resource Planning System to a new platform. "The system conversion we have been working toward for over two years was implemented the first weekend of May, and the transition has generally gone very well," Toms said.

The Company's new business ventures, H Contract and Homeware, "each had double-digit year-over-year net sales growth in the quarter, including a nearly 60% growth rate at H Contract," Toms said.

Cash, Debt and Inventory

"Product availability continues to improve, with the initially-delayed October 2014 introductions now flowing to retail," said Toms. "Our vendors' deliveries are getting back on schedule. We expect inventories to grow over the summer, so we will have the right mix of best-selling products to support the expected increase in demand as we move toward the fall selling season."

The Company finished the quarter with $40.5 million in cash and cash equivalents and no long-term debt. Additionally, $13.5 million was available on its $15.0 million revolving credit facility, net of $1.5 million reserved for standby letters of credit. Consolidated inventories stood at $44.0 million, down $1 million from the fiscal 2015 year end.

Dividends

At its June 4, 2015 meeting, the Company's board of directors declared a quarterly cash dividend of $0.10 per share, payable on June 30, 2015 to shareholders of record at June 15, 2015.

Business Outlook

"While we are encouraged by strong Memorial Day sales reports from dealers, inconsistent and sluggish conditions on a day-in-and-day-out basis at retail have caused demand to be relatively flat throughout the first quarter and during the first four weeks of the current quarter. In addition, key economic indicators such as consumer confidence have been inconsistent, while most key housing indicators such as new home sales, new housing starts, existing home sales and household formations appear improved year-over year. Our outlook for the second quarter is a demand environment that is similar to the first quarter, with the late deliveries that we experienced in the first quarter to be less of an issue. Longer term, we remain optimistic both with our core business and our new ventures. We continue to increase manufacturing efficiency at our upholstery manufacturing facilities, maintain good inventory positions on best sellers and to implement marketing and merchandising strategies to boost sales. All this puts us in a strong position to capitalize on continued improvements in the economy and retail as they occur," Toms concluded.

Conference Call Details

Hooker Furniture will present its fiscal 2016 first quarter results via teleconference and live internet web cast on Thursday afternoon, June 4, 2015, at 3:00 PM Eastern Time. The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2014 shipments to U.S. retailers, Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 91st year of business. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture primarily in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating product lines include: Bradington-Young, a specialist in upscale motion and stationary leather furniture; Sam Moore Furniture, a specialist in fabric upholstery with an emphasis on cover-to-frame customization; and Hooker Upholstery, which focuses on imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers direct-to-consumer, customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. Please visit our websites at hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, and hcontractfurniture.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) our ability to successfully implement our business plan to increase sales and improve financial performance; (3) the cost and difficulty of marketing and selling our products in foreign markets; (4) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (5) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (6) when or whether our new business initiatives, including, among others, H Contract and Homeware, become profitable; (7) price competition in the furniture industry; (8) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (9) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (10) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (12) the interruption, inadequacy, security failure or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (13) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (14) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (15) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (16) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (17) capital requirements and costs; (18) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (19) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (20) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (21) higher than expected employee medical costs; and (22) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2015. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 3,	May 4,
	2015	2014

Net sales	$ 60,956	$ 61,396

Cost of sales	44,581	45,786

Gross profit	16,375	15,610

Selling and administrative expenses	11,133	11,367

Operating income	5,242	4,243

Other income, net	132	46

Income before income taxes	5,374	4,289

Income tax expense	1,902	1,485

Net income	$ 3,472	$ 2,804

Earnings per share:
Basic	$ 0.32	$ 0.26
Diluted	$ 0.32	$ 0.26

Weighted average shares outstanding:
Basic	10,756	10,724
Diluted	10,781	10,762

Cash dividends declared per share	$ 0.10	$ 0.10

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	For the
	Thirteen Weeks Ended
	May 3,	May 4,
	2015	2014

Net Income	$ 3,472	$ 2,804
Other comprehensive income:
Amortization of actuarial loss (gain)	45	(13)
Income tax effect on amortization	(17)	5
Adjustments to net periodic benefit cost	28	(8)

Comprehensive Income	$ 3,501	$ 2,796

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	May 3,	February 1,
	2015	2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$ 40,534	$ 38,663
Trade accounts receivable, less allowance for doubtful accounts of $1,233 and $1,329 on each respective date	30,323	32,245
Inventories	43,956	44,973
Income Tax Recoverable	178	--
Prepaid expenses and other current assets	2,133	2,353
Deferred taxes	871	1,704
Total current assets	117,995	119,938
Property, plant and equipment, net	22,591	22,824
Cash surrender value of life insurance policies	20,734	20,373
Deferred taxes	4,194	4,188
Intangible assets	1,382	1,382
Other assets	2,051	2,050
Total non-current assets	50,952	50,817
Total assets	$ 168,947	$ 170,755

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 8,425	$ 10,293
Accrued salaries, wages and benefits	2,873	4,824
Income tax accrual	--	1,368
Accrued commissions	940	916
Customer deposits	910	853
Other accrued expenses	942	813
Total current liabilities	14,090	19,067
Deferred compensation	8,525	8,329
Income tax accrual	89	90
Other long-term liabilities	376	360
Total long-term liabilities	8,990	8,779
Total liabilities	23,080	27,846

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,811 shares issued and outstanding on each date	18,389	17,852
Retained earnings	127,786	125,392
Accumulated other comprehensive loss	(308)	(335)
Total shareholders' equity	145,867	142,909
Total liabilities and shareholders' equity	$ 168,947	$ 170,755

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Thirteen Weeks Ended
	May 3,	May 4,
	2015	2014
Operating Activities:
Net income	$ 3,472	$ 2,804
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	620	613
Loss/(Gain) on disposal of assets	41	(34)
Deferred income tax expense	826	353
Noncash restricted stock and performance awards	157	135
Provision for doubtful accounts	698	125
Changes in assets and liabilities:
Trade accounts receivable	1,224	(1,129)
Inventories	1,017	5,429
Income tax recoverable	(178)	682
Gain on life insurance policies	(173)	(126)
Prepaid expenses and other current assets	193	237
Trade accounts payable	(1,869)	1,616
Accrued salaries, wages, and benefits	(1,494)	(673)
Accrued income taxes	(1,368)	142
Accrued commissions	24	(78)
Customer deposits	58	(226)
Other accrued expenses	130	77
Deferred compensation	146	34
Other long-term liabilities	15	20
Net cash provided by operating activities	$ 3,539	$ 10,001

Investing Activities:
Purchases of property and equipment	(428)	(1,008)
Proceeds received on notes for sale of assets	7	11
Proceeds from sale of property and equipment	--	65
Premiums paid on life insurance policies	(168)	(190)
Net cash used in investing activities	(589)	(1,122)

Financing Activities:
Cash dividends paid	(1,079)	(1,075)
Net cash used in financing activities	(1,079)	(1,075)

Net increase in cash and cash equivalents	1,871	7,804
Cash and cash equivalents - beginning of year	38,663	23,882
Cash and cash equivalents - end of quarter	$ 40,534	$ 31,686

Supplemental schedule of cash flow information:
Income taxes paid, net	$ (2,611)	$ (294)
CONTACT: For more information, contact:
         Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
         Phone: (276) 666-3949